EXHIBIT 99.1

Oblong Issues Shareholder Letter

September 10, 2025 – (BUSINESS WIRE) – Oblong, Inc. (Nasdaq: OBLG) (“Oblong” or the “Company”), a digital asset treasury company, today announced it issued a letter to Oblong’s shareholders from its President and CEO, Pete Holst.

Dear Shareholders,

We are at a pivotal moment at Oblong, and I couldn't be more excited to share our future direction. Over the past few years, like many companies, we’ve had to reconsider our role in the world and ask: what’s next? That question has brought us here — to one of the most significant shifts happening today: the rise of artificial intelligence and blockchain working together.

Three months ago, we raised $7 million and made a bold move. We invested all of it into TAO, the token that powers Bittensor — a decentralized AI network that many are already calling the next big leap after Bitcoin and Ethereum. Today, Oblong owns more than 21,700 TAO tokens, all actively staked in the network. That means our capital isn’t sitting idle — it’s working, earning rewards, and directly strengthening the system itself. Our funds are protected by BitGo's institutional-grade infrastructure, including cold storage with offline key management, multi-signature wallets to eliminate single points of failure, and regular penetration testing.

So why TAO? Why Bittensor? Because AI isn’t just another trend — it’s the defining technology of our era. Currently, the world watches a few huge corporations race to dominate it. Bittensor changes that story. It’s a peer-to-peer network where anyone can build AI models, anyone can verify quality, and everyone is rewarded for their contributions. No single gatekeeper. No central choke point. Just open innovation, driven by the community and powered by TAO.

This is where the story gets exciting.

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Scarcity matters. TAO has a strict limit of 21 million tokens. No more, ever. The first halving event — where new token issuance is cut in half — is approaching in December. History has shown that when supply becomes tighter and demand increases, prices can rise quickly.

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Utility is essential. TAO isn’t just a store of value; it’s the fuel powering the entire Bittensor economy. You need TAO to stake, earn rewards, and pay for AI services. This drives ongoing, real demand.

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Momentum is key. The growth we’re witnessing is rapid. Nearly 130 subnets are already live — think of them as small startups within the network, each developing a specific type of AI. Collectively, the number of subnets has increased by over 500% annually since launch. This isn’t just theory — it’s real-time adoption.

Let me pause on subnets, because they’re the heart of the revolution.

A subnet is like a small company inside the larger Bittensor platform. One might build natural language tools, another might create image generators, and someone else might focus on financial predictions. Miners build the models, and validators check their work. Everyone gets paid in TAO. The more subnets that exist, the stronger the network becomes. This is network effect in action — and then some. Metcalfe’s Law tells us that value increases with the number of connections. Reed’s Law states that group collaborations multiply that effect even further. That’s why Bittensor’s growth feels so unstoppable — every new subnet doesn’t just add value, it generates new combinations of value.

What does this mean for us? It means we’re right at the start of a trillion-dollar market. AI is expected to surpass $1 trillion worldwide, and Bittensor is laying the foundation for decentralized AI. We’ve seen this story before: early adopters of Bitcoin and Ethereum earned generational returns. We believe TAO offers that same opportunity — only this time, AI is powering it.

Of course, there will be challenges. Volatility is part of the process, and technology is still in its preliminary stages. But that’s exactly when the biggest opportunities arise. Our strategy is straightforward: hold our TAO, stake it, reinforce the network, and seek partnerships with subnet teams where we can add value. We’re not just investing in an asset — we’re investing in the foundation of the next wave of AI.

To our team: thank you for embracing this transformation with focus and determination. And to you, our shareholders: this pivot is about creating long-term value, together. I’ve personally invested my own stake in this vision because I believe in it wholeheartedly.

The opportunity is present. The momentum is clear. The AI revolution is taking place within Bittensor — and Oblong is proud to be involved in it.

Let’s go seize it.

Pete Holst
CEO, Oblong Inc.

About Oblong, Inc.

Oblong (Nasdaq: OBLG) is building a robust cryptocurrency treasury focused on decentralized artificial intelligence (AI) and the acquisition of $TAO, the native cryptocurrency of Bittensor, a decentralized blockchain network for machine learning and AI. By championing open-source intelligence, Oblong offers unmatched opportunities for retail and institutional investors.

Forward-looking and cautionary statements

This press release and any oral statements made regarding the subject of this release contain forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, that address activities that Oblong assumes, plans, expects, believes, intends, projects, estimates, or anticipates (and other similar expressions) will, should, or may occur in the future are forward-looking statements. Oblong’s actual results may differ materially from its expectations, estimates, and projections, and consequently, you should not rely on these forward-looking statements as predictions of future events. Without limiting the generality of the foregoing, forward-looking statements contained in this press release include statements relating to: i) the potential market opportunity of AI and Bittensor and potential TAO returns and ii) the Company’s plans to seek partnerships with subnet teams where the Company can add value.  The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events, and involve factors, risks, and uncertainties, including the volatility of market price for our securities, that may cause actual results in future periods to differ materially from such statements. A list and description of these and other risk factors can be found in the Company’s Annual Report on Form 10-K for the year ending December 31, 2024, the Company’s Form 10-Q filed on August 14, 2025 and in other filings made by the Company with the SEC from time to time. Any of these factors could cause Oblong’s actual results and plans to differ materially from those in the forward-looking statements. Therefore, the Company can give no assurance that its future results will be as estimated. The Company does not intend to, and disclaims any obligation to, correct, update, or revise any information contained herein.

Investor Relations Contact

David Clark

investors@oblong.com

(213) 683-8863 ext. 5